STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

CHILD VISION, INC.

A corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of CHILD VISION, INC., resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation and said corporation declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “FIRST” so that, as amended, said Article shall be and read as follows:

FIRST: The name of this corporation shall be; Shanghai Yutong Pharma, Inc., and by changing the Article thereof numbered “FOURTH” so that as amended said Article shall be and read as follows:
FOURTH: The amount of the total stock of this Corporation is authorized to issue is fifty five million shares of stock with a par value of $0.001 per share. This stock shall be divided into two types of stock comprising fifty million shares of common stock of a sole class and five million shares of preferred stock. The preferred stock may be subdivided into such subclasses and series as the Board of Directors, acting in their sole discretion, may be from time to time deem necessary and advisable to create having such terms and preferences as the Board may decide by majority vote.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said Board of Directors of said corporation has caused this certificate to be signed by Simon Piers Thurlow, as Authorized Officer, this 7th day of June, 2005

By:	/s/ Simon Piers Thurlow
Authorized Officer
President